UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 8, 2014 (December 2, 2014)

MEDICAN ENTERPRISES, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-53408	87-0474017
(Commission File Number)	(IRS Employer Identification No.)

3440 E. Russell Road Las Vegas, NV, 89120
(Address of Principal Executive Offices)

(800) 416-8802
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Effective December 2, 2014, Medican (US) Systems, Inc. (“Medican US”), a wholly-owned subsidiary of Medican Enterprises, Inc. (the “Company”), entered into an agreement to acquire an approximately 67,000 square foot facility in Phoenix, Arizona, which Medican US plans to lease as a marijuana growing and warehouse facility to licensed growers. The purchase price for the property is $2,340,310 and a closing is contingent on, among other closing conditions, the successful application for a variance to zone the building for the cultivation of marijuana.  In connection with the execution of the agreement, the Company paid to the seller a deposit of $30,000, which is refundable under certain circumstances and which amount will be credited toward the purchase price at closing. The foregoing summary of the terms of the acquisition are subject to, and qualified in their entirety by, the agreement attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Item 8.01	Other Events

On December 2, 2014, the Company issued a press release announcing the entry into the agreement described in Item 1.01 above and the termination of its letter of intent to acquire an interest in Canadian hydroponic technology company Future Harvest Development Ltd.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit
10.1	Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate, as amended and effective December 2, 2014, by and between Medican US, as buyer, and Play2Win, LLC, as seller.
99.1	Press release of the Company, dated December 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAN ENTERPRISES, INC.

December 8, 2014	By:	/s/ Kenneth Williams
Kenneth Williams
Chief Executive Officer and Director